Tel: 403 266 5608 Fax: 403 233 7833 www.bdo.ca	BDO Canada LLP 903 – 8th Avenue SW, Suite 620 Calgary AB T2P 0P7 Canada

April 8, 2022

British Columbia Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marchés financiers

Financial and Consumer Services Commission – New Brunswick

Nova Scotia Securities Commission

Office of the Superintendent of Securities – Prince Edward Island

Office of the Superintendent of Securities Service Newfoundland and Labrador

Dear Sirs/Mesdames:

Re:      TransGlobe Energy Corporation

Notice of Change of Auditor Dated April 8, 2022

Pursuant to National Instrument 51-102 (Section 4.11), we confirm that we have read the Notice of Change of Auditor dated April 8, 2022 (the ‘Notice’). We confirm our agreement with the statements made in the Notice pertaining to our firm.

Yours very truly,

Chartered Professional Accountants

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